Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Saul Centers, Inc. for the registration of 16,028,655 previously registered shares of common stock and an additional 1,575,935 shares of common stock and to the incorporation by reference therein of our report dated February 27, 2018, with respect to the consolidated financial statements and schedule of Saul Centers, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
June 22, 2020